Exhibit 23.9

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

June 10, 2015

Mtro. Emilio R. Lozoya Austin

Director General

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Torre Ejecutiva, Piso 44

Colonia Petróleos Mexicanos

11311 México D.F. México

Dear Mtro. Lozoya Austin:

We hereby consent to (a) all references to DeGolyer and MacNaughton as set forth under the heading “Experts” in the Registration Statement on Form F-4 filed by Petróleos Mexicanos (PEMEX) (the Form F-4), (b) all references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4. Information on the Company–Business Overview–Exploration and Production–Reserves,” and “Item 19. Exhibits. Documents filed as exhibits to this Form 20-F” in the Annual Report on Form 20-F of PEMEX for the year ended December 31, 2014 (the Form 20-F) incorporated in the Form F-4 by reference, and (c) the incorporation by reference in the Form F-4 of our third-party report dated March 31, 2015 (the Report), describing our review of the estimates of proved oil and condensate, natural gas liquids, sales-gas, and total liquids-equivalent reserves that PEMEX has represented are owned by the United Mexican States (Mexico), as of January 1, 2015, for certain fields located offshore of Mexico in the Southwest Marine Region, which includes reserves that PEMEX has represented that it has the right to extract and sell. The Report was originally filed as Exhibit 10.6 to the Form 20-F. The estimates included in the Report were prepared in accordance with the reserves definitions of Rules 4-10(a) (1)-(32) of Regulation S-X of the United States Securities and Exchange Commission.

Very truly yours,

/S/ DEGOLYER AND MACNAUGHTON
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716